UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. ___)
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METHODE ELECTRONICS, INC.
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METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 18, 2008

To the Shareholders of Methode Electronics, Inc.:

Notice is hereby given that an annual meeting of shareholders of Methode Electronics, Inc. will be held on Thursday, September 18, 2008 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, for the following purposes:

1.	To elect a board of directors;

2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 2, 2009; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on July 25, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the accompanying proxy card in the enclosed self-addressed, stamped envelope, or deliver your proxy by telephone or the Internet in accordance with the instructions provided. We respectfully request your cooperation.

By Order of the Board of Directors

Warren L. Batts
Chairman

August 11, 2008

Proxy Statement for the
Annual Meeting of Stockholders of
METHODE ELECTRONICS, INC
To be held on Thursday, September 18, 2008

METHODE ELECTRONICS, INC.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
September 18, 2008

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of Methode Electronics, Inc. (“Methode”) in connection with an annual meeting of our shareholders to be held on Thursday, September 18, 2008 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement of the annual meeting.

At the annual meeting, we will ask our shareholders to elect our board of directors and to ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for the 2009 fiscal year.

This proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about August 11, 2008.

Record Date; Shares Outstanding

Our board of directors has fixed the close of business on July 25, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. As of the record date, there were 38,137,555 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum; Votes Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting. Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee has not received voting instructions from the beneficial owner and the broker or nominee lacks discretionary power to vote such shares.

At the annual meeting, each holder of common stock will be entitled to one vote per share. The election of our board of directors and the ratification of the selection of our independent registered public accounting firm require approval by a majority of the shares of common stock represented at the meeting and entitled to vote, assuming a quorum is present. Both abstentions and broker non-votes will be considered as present but will not be considered as votes in favor of any matter. However, broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes.” Consequently, abstentions have the effect of voting against these proposals, while broker non-votes have no effect as to voting for or against any such matter.

Voting Procedures

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the accompanying proxy card in the enclosed self-addressed, stamped envelope, or deliver your proxy by telephone or the Internet. In order to grant a proxy by Internet, go to www.proxyvote.com and enter your individual 12-digit control number found on your proxy card in order to obtain your records and to create an electronic voting instruction form. In order to grant a proxy by telephone, call 1-800-690-6903 and enter your individual 12-digit control number found on your proxy card and then follow the instructions given over the telephone. You may grant your proxy by Internet or by telephone up until

11:59 p.m. Eastern Time the day before the annual meeting date. Please do not submit a proxy card if you delivered your proxy by telephone or the Internet unless you intend to change your voting instructions.

If you return a proxy without direction, the proxy will be voted “FOR” the election of all nine director nominees and “FOR” the ratification of the selection of Ernst & Young.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before the annual meeting. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention Corporate Secretary. You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of the telephone or Internet) or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.

Proxy Solicitation Expenses

We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others to be forwarded to such beneficial owners. We will reimburse such persons for their reasonable costs of forwarding solicitation materials to such beneficial owners. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail, by fax or in person. No additional compensation will be paid to directors, officers and other regular employees for such services.

CORPORATE GOVERNANCE

We are committed to maintaining high standards of corporate governance intended to serve the long-term interests of Methode, our shareholders and our employees.

Director Independence

Our board of directors has considered the independence of its members under the applicable standards of the Securities and Exchange Commission and the New York Stock Exchange. Our board has determined that all of our current directors are independent under those standards, except for Donald Duda, our President and Chief Executive Officer. Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.

In determining the independence of Mr. Aspatore, the board considered the business consulting services provided by Mr. Aspatore personally and by Amherst Partners, LLC (“Amherst”) to Methode in fiscal 2007 and 2008. Mr. Aspatore serves as Chairman and Co-Founder of Amherst and holds a minority interest in Amherst. The board determined that these arrangements would not impair the independence or judgment of Mr. Aspatore, based on a consideration of all relevant facts and circumstances. The Board considered that Mr. Aspatore did not receive direct compensation from Methode in excess of $100,000 in any 12-month period in the last three years, that the one-time payment to Amherst was less than $100,000, and that Mr. Aspatore and Amherst are no longer providing consulting services to Methode.

In addition, our board of directors has determined that each current member of our Audit Committee, our Compensation Committee, our Nominating and Governance Committee and our Technology Committee satisfies the independence requirements of the applicable standards, if any, of the Securities and Exchange Commission and the New York Stock Exchange.

Board Committees

The following chart sets forth the committees of our board:

			Number of
			Meetings in
Committee	Members	Principal Functions	Fiscal 2008

Audit	Lawrence B. Skatoff (Chair) Walter J. Aspatore(1) Isabelle C. Goossen Paul G. Shelton	• Oversees accounting and financial reporting and audits of financial statements.
• Monitors performance of internal audit function and our system of internal control.
• Monitors performance, qualifications and independence of our independent registered public accounting firm and makes decisions regarding retention, termination and compensation of the independent registered public accounting firm and approves services provided by the independent registered public accounting firm.
• Monitors compliance with legal and regulatory requirements, including our Code of Business Conduct.
• Reviews our press releases and certain Securities and Exchange Commission filings.
		• Reviews related party transactions and potential conflict of interest situations.	8
Compensation	Paul G. Shelton (Chair) Warren L. Batts Darren M. Dawson Isabelle C. Goossen Christopher J. Hornung	• Oversees our compensation policies and plans. • Approves goals and incentives for the compensation of our Chief Executive Officer and with the advice of management, other officers and managers. • Approves grants under our stock and bonus plans.	7
Nominating and Governance	Christopher J. Hornung (Chair) Warren L. Batts J. Edward Colgate Lawrence B. Skatoff	• Selects director candidates for election to our board at the annual meeting or to fill vacancies. • Recommends board committee assignments. • Recommends compensation and benefits for directors. • Reviews our Corporate Governance Guidelines. • Conducts an annual assessment of board performance. • Annually reviews succession planning for our Chief Executive Officer.	8
Technology	J. Edward Colgate (Chair) Walter J. Aspatore(1) Darren M. Dawson Isabelle C. Goossen Christopher J. Hornung	• Reviews with management our technology assets and future needs. • Reviews technology research and development activities and possible acquisitions of technology.	4

(1)	Mr. Aspatore was elected a director and committee member effective February 1, 2008

During the 2008 fiscal year, our board of directors held 15 meetings and no director attended less than 75% of the aggregate of the total number of meetings of our board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend board and shareholder meetings and meetings of committees on which they serve and to meet as frequently as necessary to properly discharge their responsibilities.

Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.

Our Audit, Compensation, Nominating and Governance and Technology Committees operate pursuant to charters adopted by the board, which may be found on our website at www.methode.com or made available in print to any shareholder at their request. Our Corporate Governance Guidelines also may be found on our website at www.methode.com or made available in print to any shareholder at their request.

Nominating Process of the Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for identifying and recommending to our board of directors individuals qualified to become directors consistent with criteria approved by our board. In considering potential candidates for our board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience, consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our board. The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of board membership, including membership on appropriate committees.

The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on our board. The Committee has sole authority to retain and terminate any search firm used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms. Historically, the Committee has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and our board’s contacts are not sufficient to identify an appropriate candidate.

The Committee will consider suggestions from our shareholders. Any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by board members are evaluated. Upon receiving a shareholder recommendation, the Committee will initially determine the need for additional or replacement board members and evaluate the candidate based on the information the Committee receives with the shareholder recommendation or may otherwise acquire, and, may, in its discretion, consult with the other members of our board. If the Committee determines that a more comprehensive evaluation is warranted, the Committee may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

Our shareholders may recommend candidates at any time, but the Committee requires recommendations for election at an annual meeting of shareholders to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting. The Committee believes this deadline is appropriate and in the best interests of Methode and our shareholders because it ensures that the Committee has sufficient time to properly evaluate all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2009 annual meeting of shareholders, a shareholder must submit the recommendation, in writing, by April 13, 2009. The written notice must include:

•	the name, age, business address and residential address of each proposed nominee and the principal occupation or employment of each nominee;

•	the number of shares of our common stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•	any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of those nominees.

Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706.

Communications with Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of our board of directors on appropriate matters. All of our directors other than Mr. Skatoff attended the 2007 annual meeting. We anticipate that all of our directors will attend the 2008 annual meeting.

In addition, shareholders may, at any time, communicate in writing with any particular director, or independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.

Codes of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The code may be found on our website at www.methode.com or made available in print to any shareholder at their request.

If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.

DIRECTOR COMPENSATION

We use a combination of cash and common stock to compensate our non-employee directors. Directors who are also our full-time employees are not paid for their services as directors or for attendance at meetings.

For the fiscal year ended May 3, 2008, non-employee directors are entitled to receive an annual cash retainer of $35,000 and an attendance fee of $1,000 for all committee meetings and for each board meeting other than the regularly scheduled quarterly meetings. Our Chairman of the Board and the Chairman of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $25,000; Chairman of the Audit Committee and the Compensation Committee, $20,000; and Chairman of the Nominating and Governance Committee and Technology Committee, $10,000. In addition, members of our Audit Committee receive an additional annual retainer of $10,000. Pursuant to our Deferred Compensation Plan, our directors may elect to defer up to 100% of their retainers and attendance fees per year. Additional information regarding the Deferred Compensation Plan is described under the “Nonqualified Deferred Compensation” section in this proxy statement.

In August 2007 and July 2008, each non-employee director received a grant of 3,000 shares of common stock. These awards were fully vested as of the date of grant.

The following table sets forth certain information regarding compensation to our non-employee directors during the fiscal year ended May 3, 2008.

	Fees Earned or	Stock Awards	All Other
	Paid in Cash	(1)(2)	Compensation	Total
Name	($)	($)	($)(3)	($)

Walter J. Aspatore(4)	11,250	—	—	11,250
Warren L. Batts	83,000	45,420	750	129,170
J. Edward Colgate	59,000	56,105	740	115,845
Darren M. Dawson	64,500	56,105	750	121,355
Isabelle C. Goossen	75,000	56,105	750	131,855
Christopher J. Hornung	72,000	56,105	764	128,869
Paul G. Shelton	85,000	56,105	764	141,869
Lawrence B. Skatoff	76,000	45,420	764	122,184

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 3, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (“SFAS

No. 123(R)), and include amounts from awards granted in and prior to fiscal 2008. Under SFAS No. 123(R), the fair value of these awards is recognized ratably over the vesting period. Details of the assumptions used in valuing these awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 3, 2008.

(2)	As of May 3, 2008, each of the non-employee directors held an outstanding unvested restricted stock award for 1,000 shares of common stock and Mr. Batts held a vested stock option with respect to 10,000 shares of common stock. During fiscal 2008, each non-employee director other than Mr. Aspatore was granted a stock award for 3,000 shares of common stock. The grant date fair value of each of these equity awards as computed in accordance with SFAS No. 123(R) is $45,420.

(3)	Amounts reflect dividends paid with respect to outstanding restricted stock awards.

(4)	Mr. Aspatore was elected a director effective February 1, 2008.

SECURITY OWNERSHIP

Five Percent Shareholders

The following table sets forth information regarding all persons known to be the beneficial owners of more than 5% of Methode’s common stock as of July 25, 2008 (except as set forth in the relevant footnotes).

		Number of Shares and
		Nature of Beneficial	Percent of
Name and Address of Beneficial Owner	Title of Class	Ownership(1)	Class

Dimensional Fund Advisors LP(2)	Common Stock	2,560,453	6.7%
1299 Ocean Avenue
Santa Monica, California 90401
Royce & Associates, LLC(3)	Common Stock	2,247,493	5.9%
1414 Avenue of the Americas
New York, New York 10019
State Street Bank and Trust Company(4)	Common Stock	1,965,745	5.2%
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111

(1)	Beneficial ownership arises from sole voting and sole investment power of all shares reported unless otherwise indicated by footnote.

(2)	Based solely on an amendment to Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 6, 2008.

(3)	Based solely on an amendment to Schedule 13G filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 30, 2008.

(4)	Based solely on a Schedule 13G filed by State Street Bank and Trust Company with the Securities and Exchange Commission on February 12, 2008. Sole voting power and shared dispositive power was reported with respect to these shares.

Directors and Executive Officers

The following table sets forth information regarding our common stock beneficially owned as of July 25, 2008 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

		Number of Shares and
		Nature of Beneficial		Percent of
Name of Beneficial Owner	Title of Class	Ownership(1)		Class

Walter J. Aspatore	Common Stock	3,000		*
Warren L. Batts	Common Stock	39,000	(2)	*
J. Edward Colgate	Common Stock	14,370	(3)	*
Darren M. Dawson	Common Stock	15,000	(3)	*
Donald W. Duda	Common Stock	643,557	(4)	1.5%
Isabelle C. Goossen	Common Stock	15,000	(3)	*
Christopher J. Hornung	Common Stock	35,850	(3)	*
Paul G. Shelton	Common Stock	24,850	(3)	*
Lawrence B. Skatoff	Common Stock	16,850	(3)	*
Timothy R. Glandon	Common Stock	62,669	(5)	*
Douglas A. Koman	Common Stock	276,426	(6)	*
Thomas D. Reynolds	Common Stock	240,829	(7)	*
Paul E. Whybrow	Common Stock	61,992	(8)	*
All current directors and executive officers as a group (15 individuals)	Common Stock	1,588,103	(9)	3.6%

*	Percentage represents less than 1% of the total shares of common stock outstanding as of July 25, 2008.

(1)	Beneficial ownership arises from sole voting and investment power unless otherwise indicated in the footnotes below.

(2)	Includes 1,000 shares of restricted stock subject to forfeiture and options to purchase 10,000 shares of common stock exercisable within 60 days.

(3)	Includes 1,000 shares of restricted stock subject to forfeiture. For Messrs. Batts and Skatoff, these shares will automatically vest in the event of their retirement from the Board.

(4)	Includes 372,879 shares of restricted stock subject to forfeiture, options to purchase 154,413 shares of common stock exercisable within 60 days, and 16,265 shares of common stock held in our 401(k) Plan.

(5)	Includes 56,969 shares of restricted stock subject to forfeiture and options to purchase 2,500 shares of common stock exercisable within 60 days.

(6)	Includes 82,969 shares of restricted stock subject to forfeiture, options to purchase 152,648 shares of common stock exercisable within 60 days, and 14,000 shares of common stock held in our 401(k) Plan.

(7)	Includes 143,939 shares of restricted stock subject to forfeiture, options to purchase 72,000 shares of common stock exercisable within 60 days and 10,622 shares of common stock held in our 401(k) Plan.

(8)	Includes 46,469 shares of restricted stock subject to forfeiture and 6,493 shares of common stock held in our 401(k) Plan.

(9)	Includes 783,951 shares of restricted stock subject to forfeiture, options to purchase 394,561 shares of common stock exercisable within 60 days, and 51,637 shares of common stock held in our 401(k) Plan.

PROPOSAL ONE: ELECTION OF DIRECTORS

A board of nine directors will be elected at the annual meeting. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified. All of the nominees listed below currently serve as our directors, were recommended unanimously to our board of directors by our Nominating and Governance Committee, and were nominated by our board of directors. The shares represented by the proxies given pursuant to this solicitation will be voted for the following nominees unless votes are withheld in accordance with the instructions contained in the proxy. If any of these nominees is not a candidate for election at the annual meeting, an event which our board of directors does not anticipate, the proxies will be voted for a substitute nominee recommended to our board of directors by our Nominating and Governance Committee and nominated by our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

Walter J. Aspatore
Chairman and Co-Founder,
Amherst Partners, LLC
Director since February 2008
Age 65

Mr. Aspatore has served as Chairman and Co-Founder of Amherst Partners, LLC, a business consulting firm, since 1994. Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994. Mr. Aspatore also serves as a director of Mackinac Financial Corporation, a bank holding company.

Warren L. Batts
Retired Chairman and Chief Executive Officer,
Tupperware Corporation
Director since 2001
Age 75

Mr. Batts is the retired Chairman and Chief Executive Officer of Tupperware Corporation, a diversified consumer products company. In 1997, Mr. Batts retired as Chairman of Premark International, Inc., a diversified consumer products company, where he also served as Chief Executive Officer from 1986 until 1996. Mr. Batts has taught as an Adjunct Professor of Strategic Management at the University of Chicago Graduate School of Business since 1998. Mr. Batts has also served as a director and the Chairman of Chicago Children’s Memorial Medical Center; a life trustee for the Art Institute of Chicago; a director and the Chairman of the National Association of Manufacturers; and a director of the National Association of Corporate Directors.

Dr. J. Edward Colgate
Pentair-Nugent Professor,
Department of Mechanical Engineering,
Northwestern University
Director since 2004
Age 45

Dr. Colgate is currently a Professor in the Department of Mechanical Engineering and the Founding Director of the Institute for Design Engineering and Applications at Northwestern University, where he has served in various professor positions since 1988. From June 1999 until September 2000, Dr. Colgate took a sabbatical leave from Northwestern University to serve as a founder and the President of Cobotics, Inc., which is now part of Stanley Assembly Technologies, a supplier of human interface technologies for the industrial marketplace. His research interests include human-machine systems, especially cobotics and haptic interface. Dr. Colgate is currently the holder of the Pentair-Nugent Teaching Professorship, and co-Director of the newly formed Segal Design Institute.

Dr. Darren M. Dawson
McQueen Quattlebaum Professor,
Holcombe Department of Electrical and Computer Engineering,
Clemson University
Director since 2004
Age 45

Dr. Dawson currently serves as a Professor in the Electrical and Computer Engineering Department at Clemson University, where he has held various professor positions since 1990. Dr. Dawson leads the Robotics and Mechatronics Laboratory, which is jointly operated by the Electrical and Mechanical Departments. His research interests include nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards, including the Clemson University Centennial Professorship in 2000.

Donald W. Duda
Chief Executive Officer and President,
Methode Electronics, Inc.
Director since 2001
Age 53

Mr. Duda has served as our Chief Executive Officer since May 2004 and our President since 2001. Mr. Duda joined us in 2000 and served as our Vice President — Interconnect Products Group. Prior to his service with us, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division from 1988 through 1998.

Isabelle C. Goossen
Vice President for Finance and Administration,
Chicago Symphony Orchestra Association
Director since 2004
Age 56

Ms. Goossen has served as the Vice President for Finance and Administration for the Chicago Symphony Orchestra Association since 2001. From 1986 through 1999, Ms. Goossen held several management positions with Premark International, Inc., a diversified consumer products company, most recently as Vice President and Treasurer from 1996 through 1999.

Christopher J. Hornung
Chief Executive Officer
Next Testing, Inc.
Director since 2004
Age 56

Mr. Hornung has served as Chief Executive Officer of Next Testing, Inc. since January 2007. Next Testing provides comprehensive, sport-specific athletic testing programs. From February 2004 through December 2006, Mr. Hornung served as President of the Pacific Cycle Division of Dorel Industries, Inc., a global consumer products company. Prior to the acquisition of Pacific Cycle by Dorel Industries Inc., Mr. Hornung served as the Chairman and Chief Executive Officer of Pacific Cycle.

Paul G. Shelton
Retired Vice President and Chief Financial Officer,
FleetPride, Inc.
Director since 2004
Age 58

Mr. Shelton retired in 2003 as Vice President and Chief Financial Officer of FleetPride Inc., an independent heavy-duty truck parts distributor. From 1981 through 2001, Mr. Shelton served in various management positions at AMCOL International Corporation, a supplier of specialty minerals and chemicals, most recently as Senior Vice President from 1995 through 2001 and Chief Financial Officer from 1984 through 2001. Mr. Shelton also served on the board of directors of AMCOL International Corporation for 12 years.

Lawrence B. Skatoff
Retired Executive Vice President and Chief Financial Officer,
BorgWarner Inc.
Director since 2004
Age 68

Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc., a manufacturer of highly engineered systems and components for the automotive industry. Prior to joining BorgWarner Inc., Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc., a diversified consumer products company, from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company, a worldwide manufacturer of chemicals and pharmaceuticals.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending May 2, 2009, subject to ratification of the selection by our shareholders. Ernst & Young has served as our independent registered public accounting firm for many years and is considered to be well qualified. We entered into an engagement agreement with Ernst & Young for its fiscal 2008 services, which, among other things, contains contractual provisions that subject us to alternative dispute resolution procedures and exclude punitive damages from any monetary award. It is anticipated that the services performed by Ernst & Young for fiscal 2009 will be subject to a similar engagement agreement.

Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

If our shareholders do not ratify the selection of Ernst & Young, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. In addition, our board has determined that Mr. Skatoff is an Audit Committee financial expert as defined by the Securities and Exchange Commission. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended May 3, 2008 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed and discussed with our independent registered public accounting firm, Ernst & Young, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

Ernst & Young provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young the firm’s independence from management and Methode and considered the compatibility of nonaudit services with the firm’s independence.

Our Audit Committee discussed with our internal auditors and Ernst & Young the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

In reliance on the reviews and discussions referred to above, the Committee recommended to our board of directors (and our board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 3, 2008 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Lawrence B. Skatoff, Chairman
Walter J. Aspatore
Isabelle C. Goossen
Paul G. Shelton

Auditing and Related Fees

Our Audit Committee engaged Ernst & Young to examine our consolidated financial statements for the fiscal year ended May 3, 2008. Fees paid to Ernst & Young for services performed during the 2008 and 2007 fiscal years were as follows:

	Fiscal 2008	Fiscal 2007

Audit Fees (1)	$1,049,713	$917,500
Audit-Related Fees (2)	—	1,900
Tax Fees (3)	21,668	22,400
All Other Fees (4)	48,700	—

	$1,120,082	$941,800

(1)	Audit fees represent aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Audit-related fees in fiscal 2007 represent the aggregate fees billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees” above. These audit-related fees include fees for employee benefit plan audits and due diligence services.

(3)	Tax fees principally included tax compliance fees.

(4)	All other fees in fiscal 2008 represent fees for due diligence review and analysis. There were no other fees billed by Ernst & Young in fiscal 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the key elements of our executive compensation program, including an analysis of compensation earned by or paid to our named executive officers in the 2008 fiscal year. In this discussion, the term “named executive officers” refers to the five officers about whose compensation we provide detailed tabular and narrative information in this proxy statement.

Our Compensation Committee oversees the design, implementation and administration of our executive compensation program. The primary goal of our compensation program is to reward performance and align executives’ interests with those of our shareholders. The principal elements of our executive compensation program are base salary, annual cash incentive compensation, long-term incentive compensation in the form of cash and/or equity-based awards, opportunities for tax-efficient retirement savings and company contributions under our 401(k) savings plan, perquisites and welfare benefits. We also provide for benefits upon a change in control in certain circumstances.

Objectives and Measurement Principles

Our executive compensation program supports our objective of enhancing shareholder value through a competitive program that attracts high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:

•	Link pay to company and individual performance by targeting a significant portion of an executive’s total direct compensation as variable, at-risk compensation that is dependent on successful achievement of specified annual and long-term performance goals;

•	Align executive interests with shareholder interests by establishing programs that promote increased shareholder value and require a significant ownership of our common stock for our executive officers; and

•	Attract and retain talent by paying competitively.

The primary metrics we use in structuring our performance-based equity and cash awards include annual profit goals, return on invested capital (over a three-year period) and revenue growth (over a three-year period). In addition, we use individual management by objectives (“MBOs”) to determine payouts under our annual bonus program. MBOs include qualitative factors which emphasize strong performance, such as product diversification, technology acquisitions and talent management.

Our Compensation Process

Our Compensation Committee meets as often as necessary to perform its duties. In fiscal 2008, our Compensation Committee met seven (7) times. Although most decisions regarding executive compensation are made in the first quarter of our fiscal year, our management and our Compensation Committee continue to monitor developments during the year. Our Compensation Committee typically meets with Donald Duda, Chief Executive Officer, and, where appropriate, Douglas Koman, Chief Financial Officer. From time to time, our Compensation Committee engages compensation consultants to review the competitiveness and effectiveness of our executive compensation program. In connection with setting fiscal 2008 compensation, The Delves Group was engaged to provide analyses of our executive compensation program as compared to established market benchmarks, as described more fully below.

Our Compensation Committee annually reviews tally sheets summarizing our named executive officers’ total compensation, including direct compensation; benefits under equity compensation programs; perquisites; and potential payments on termination of employment, whether on a change in control of Methode or otherwise.

Our Chief Executive Officer’s compensation is determined by our Compensation Committee. The Delves Group provides relevant survey and other data to the Committee that it may consider for this purpose. Management does not make recommendations to our Compensation Committee regarding compensation elements with respect to Mr. Duda’s compensation. For named executive officers other than Mr. Duda, total compensation packages are developed and recommended by Mr. Duda, in consultation with Mr. Koman, our Chief Financial Officer, and based on guidelines provided by our Compensation Committee. Our Compensation Committee determines whether to approve these recommendations, subject to any further modifications that it may deem appropriate.

Market Benchmarking and Positioning

We strive to provide compensation opportunities that are competitive with comparable positions at other companies of similar size and complexity. As appropriate to further this objective, we review market compensation data and evaluate our executive compensation program as compared to a group of peer companies and various compensation surveys and databases, in each case as provided by our compensation consultants.

For compensation decisions affecting fiscal 2008 compensation, our peer group included the following companies: Arris Group, CTS Corporation, Foundry Networks, Inc., Franklin Electric Co., Inc., Gentex Corporation, Littelfuse, Inc., Nu Horizons Electronics Corp., Polycom Inc., Powerwave Technologies Inc., Richardson Electronics Ltd., Standard Motor Products, Inc., and Stoneridge, Inc. In consultation with The Delves Group, the peer group was restructured in fiscal 2008 in order to include companies that more closely match the various industries in which Methode operates. In setting fiscal 2008 compensation, our Compensation Committee also reviewed the following compensation surveys and databases: Watson Wyatt Compensation Calculation (durable goods and manufacturing sector); Mercer Benchmark Database (durable goods manufacturing industry); and Peer Company Compensation Data (manufacturing companies). In identifying appropriate comparisons, our Compensation Committee focuses on revenues, net profit margins, return on equity and total shareholder return.

As a general policy, we target total direct compensation (that is, base salary, annual and long-term cash incentives and equity-based compensation) for our named executive officers in the 50th to 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases. In making all benchmarking and positioning determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under all performance-based awards. In setting compensation for each named executive officer, our Compensation Committee also reviews historical compensation levels, internal equity and consistency, tenure and industry conditions. These and other factors may affect whether total pay for each of our named executive officers falls within the benchmark range. For fiscal 2008 compensation, other factors considered included the successful diversification of our products, international expansion and implementation of cost cutting measures. In addition, if we or the relevant business unit performs particularly well or poorly, total direct compensation for one or more of our named executive officers could be above or below the target levels. As a general policy, we structure the executive compensation program so that approximately 45% to 65% of total direct compensation is in the form of cash.

Consistent with our pay-for-performance philosophy, our executive compensation program is structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets. The proportion of compensation that is at risk increases with the executive’s level of responsibility. For fiscal 2008, the majority of each named executive officers’ total direct compensation is at risk (on average, 64%). At risk compensation for fiscal 2008 includes the annual bonus and the restricted stock awards, together with the RSA tandem cash awards (described below).

In calculating the number of shares of restricted stock to be awarded in 2007, the Compensation Committee determined an aggregate dollar value of the award for each executive and then divided that number by the market value of our common stock as of that committee meeting date in July 2007. These shares of restricted stock were not actually issued until September 2007, following shareholder approval of our 2007 Stock Plan. In targeting the percentage of cash compensation and at-risk compensation described above, the Compensation Committee used the aggregate dollar value established in July, not the actual market value on the September grant date.

Elements of Compensation

Base Salary.  Our Compensation Committee establishes base salaries on an annual basis, taking into account levels of responsibility, prior experience and breadth of knowledge, potential for advancement, recent promotions, past performance, internal equity issues and external pay practices. In general, we target annual base salaries for our named executive officers at the 50th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases. For fiscal 2008, our Compensation Committee did not increase the base salary of Mr. Duda. Messrs. Koman, Reynolds, Glandon and Whybrow received salary increases of 3.0%, 3.1%, 13.6% and 5.1%, respectively. The Compensation Committee increased Mr. Glandon’s salary to reflect increased management responsibility associated with our TouchSensor acquisition.

Annual Performance-Based Bonus.  At the beginning of fiscal 2008, our Compensation Committee established annual performance-based cash bonus awards, expressed as a percentage of base salary, and subject to the achievement of performance goals for all executive officers and management personnel. In general, we target annual bonuses for our named executive officers in the 50th to 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases. Bonuses are paid annually and are capped at 140% of the established target bonus amount. The awards generally reflect a threshold payment, a target payment and a maximum payment, depending on the level of performance measure achieved. For fiscal 2008, the performance measures for each of the named executive officers include earnings before interest and taxes (EBIT) as compared to budget. Commencing in fiscal 2008, the awards include a formula to address acquisitions and divestitures. For Messrs. Duda and Koman, the measure is based on our overall consolidated financial results. For Messrs. Reynolds, Glandon and Whybrow, 70% of the bonus at the target level is based on our overall consolidated financial (previously based on the results of their respective business units), and 30% is based on MBOs specific to the executive’s area of responsibility. Commencing in fiscal 2009, the performance measure for these awards will be based on pre-tax earnings instead of EBIT. The Compensation Committee believes using pre-tax earnings as the performance measure encourages management to use cash to make accretive acquisitions as appropriate.

MBOs include profitability and sales goals at the business unit level as well as qualitative factors, such as product diversification and planning, technology acquisitions, integration of newly acquired companies and talent management, including succession planning. In general, the most importance is given to profit measures, followed by the MBOs. Our Compensation Committee believes that using profit as a key performance measure focuses the executives on balancing investment and cost control to achieve growth. In setting the measures, our Compensation Committee considered, among other matters, past performance, the fiscal 2008 operating budget, and general economic conditions. Our Compensation Committee believes that the performance measures are challenging. No amounts are payable unless a specified “threshold” performance level is reached for the applicable period.

Discretionary Cash Bonus.  From time to time, our Compensation Committee awards discretionary cash bonuses to the executive officers for exceptional or unusual performance. Historically, such discretionary cash bonuses have been granted in connection with significant involvement in the negotiation, due diligence and integration of an acquired business, the development of a new product line or the recruitment of a significant new customer. In fiscal 2008, no discretionary cash bonuses were awarded to the named executive officers.

Stock Awards.  Our Compensation Committee believes that equity-based compensation is the most effective means of ensuring that our executive officers have a continuing stake in our long-term success. In general, we target equity awards for our named executive officers in the 50th to 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases. We currently utilize restricted stock awards and restricted stock units as our equity compensation component. Our Compensation Committee believes that these awards serve the following purposes: (i) reward executive officers for long-term shareholder value creation; (ii) provide competitive long-term incentive award opportunities; (iii) retain employees through wealth accumulation opportunities; and (iv) focus executive officers on long-term, sustained performance. The restricted stock awards granted to our executive officers in fiscal 2008 are subject to a performance-based vesting condition linked to the revenue growth and return on invested capital achieved during a three-year vesting period. These performance-based awards do not vest unless we achieve a minimum target level of revenue growth and return on invested capital. Commencing in fiscal 2008, the awards include a formula to address acquisitions and divestitures.

RSA Tandem Cash Bonus.  In connection with the grant of the fiscal 2008 restricted stock awards, we agreed to pay each executive officer a cash bonus if we exceed our financial targets for revenue growth and return on invested capital, which will be measured as of May 1, 2010. The maximum amount of the tandem cash bonus will equal the product of the closing price of our common stock as of May 1, 2010, and 50% of the number of shares awarded to such executive under the 2008 restricted stock award.

Legacy Longevity Bonus Program.  For fiscal 2006 and previous years, our executive officers received long-term incentive awards under the Longevity Contingent Bonus Program (the “Longevity Bonus Program”). The Longevity Bonus Program awards a matching bonus equal to the amount of the quarterly bonus, which will be considered as earned and payable in three years, provided that the participant is still employed and performance has been satisfactory. If, for any reason other than death, disability, or retirement, the participant terminates his or her employment with us during the three-year period, or his or her performance is not satisfactory, no longevity compensation is payable under this program. Commencing with fiscal 2007, the named executive officers are not eligible to receive future awards under the Longevity Bonus Program. Amounts previously earned by these executives under the Longevity Bonus Program will continue to be paid through fiscal 2009.

Other Benefits and Perquisites.  Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and our 401(k) savings plan (with a company contribution), in each case on the same basis as other employees, subject to applicable law. Our executive officers are also provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. In fiscal 2008, we did not contribute any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see the section entitled “Nonqualified Deferred Compensation” below. Dividends are paid with respect to all vested and unvested outstanding restricted stock awards held by our employees. Mr. Duda is also paid an amount equal to the dividend payment with respect to the restricted stock units converted at our request from restricted stock awards (described in more detail below). In addition, a few perquisites are provided to the named executive officers. Perquisites include a company car allowance, association dues, limited corporate aircraft usage and provision for an annual physical exam.

Change of Control Payments.  We have entered into change of control agreements with our executive officers. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Methode and our shareholders. Our change of control provisions for the named executive officers are summarized below under “Potential Payments Upon Termination or Change of Control.”

Significant Policies and Procedures

Stock Ownership Policy.  Our Compensation Committee considers stock ownership by management to be an important means of linking management’s interests with those of shareholders. We maintain stock ownership guidelines for our executive officers. The amount of stock required to be owned increases with the level of responsibility of each executive. The requirements are subject to a phase-in period in the event of a new hire or a promotion. The Committee increased the ownership requirements of our Chief Executive Officer and Chief Financial Officer from 80,000 and 28,000 shares, respectively, to five times base salary and three times base salary, respectively. All other executive officers are expected to own stock with a value at least equal to their current base salary. Restricted stock awards and restricted stock units, as well as any holdings of Methode stock in the executives’s 401(k) plan, are included in the calculation of stock ownership for purposes of these guidelines. In valuing restricted stock awards and restricted stock units for this purpose, the policy permits the use of the greater of the grant date fair market value or the current fair market value. Considering the applicable phase-in periods, all of our named executive officers were in compliance with our stock ownership policy for fiscal 2008.

Practices Regarding Grants of Equity Awards.  Our broad-based equity grants are generally made at a scheduled meeting of our Compensation Committee occurring during the first quarter of each fiscal year. Commencing with the fiscal 2008 grants, the Committee determined an aggregate dollar value for each executive officer and the number of shares was determined based on the closing share price reported three business days after the issuance of the annual earnings press release. Our Compensation Committee may choose to make grants of equity awards outside the annual broad-based grant, including in the case of newly hired employees and in connection with promotions.

Policy With Respect to Deductibility of Compensation.  Section 162(m) of the Code, as clarified by guidance from the Internal Revenue Service, generally denies corporate tax deductions for annual compensation exceeding $1 million paid to certain employees (generally the chief executive officer and the three other most highly compensated executive officers of a public company, but excluding the chief financial officer), unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other technical requirements. While it is the general intention of our Compensation Committee to maximize the deductibility of executive compensation in structuring our compensation plans and programs, our Compensation Committee has approved, and may continue to approve awards that may not qualify as performance-based compensation under Section 162(m). Our Compensation Committee reserves the flexibility and authority to make decisions that are in the best interest of Methode and our shareholders, even if those decisions do not result in full deductibility under Section 162(m).

Resolution of Issues Regarding Section 162(m) and Section 409A of the Internal Revenue Code

During fiscal 2007, our Compensation Committee and Donald Duda, our Chief Executive Officer, worked together to address certain issues under Section 162(m) and Section 409A of the Internal Revenue Code related to Mr. Duda’s compensation. The scheduled lapse of the restrictions on Mr. Duda’s 2004, 2005 and 2006 restricted stock awards in April 2007, 2008 and 2009, respectively, would not qualify for an exception under Section 162(m). As such, the value of these awards would be required to be included for purposes of determining whether the $1 million limit has been exceeded in each such fiscal year. Section 409A subjects the recipient of certain forms of non-qualified deferred compensation to an additional 20% tax. Certain payments to be made to Mr. Duda under the 2003 Cash Bonus Agreement described below would be subject to this additional tax.

In order to mitigate the Section 162(m) deductibility issue, eliminate the 409A tax consequences to Mr. Duda, and eliminate variable accounting with respect to the 2003 Cash Bonus Agreement, our Compensation Committee approached Mr. Duda regarding the available alternatives. Mr. Duda and our Compensation Committee worked diligently to review and assess the alternatives with the assistance of external legal and compensation advisors. The resolution agreed upon involved multiple steps, including the exercise of stock options and sale of all of the underlying stock by Mr. Duda, the current payment of a portion of the cash bonus to Mr. Duda under the 2003 Cash

Bonus Agreement, the amendment of the 2003 Cash Bonus Agreement and Mr. Duda’s 2004, 2005 and 2006 Restricted Stock Award Agreements, and the deferral of certain bonus amounts by Mr. Duda. In fiscal 2008, we were not permitted to deduct approximately $120,000 in compensation paid to Mr. Duda. We currently expect to deduct all compensation payable to Mr. Duda in fiscal 2009.

Amended and Restated Restricted Stock Unit Award Agreements.  During fiscal 2007, we entered into Amended and Restated Restricted Stock Unit Award Agreements with Mr. Duda. Pursuant to these agreements, the 2004, 2005 and 2006 restricted stock awards were amended and restated into the form of restricted stock units. Under the terms of the amended restricted stock units, at such time as the value of the award is deductible by us or Mr. Duda’s employment terminates, shares of non-restricted common stock will be delivered to Mr. Duda. The conversion mitigates the Section 162(m) issue because restricted stock units are deductible by us when paid to the executive, in contrast to restricted stock which is deductible upon vesting and, as such, would result in non-deductible compensation. The Amended and Restated Restricted Stock Unit Award Agreements do not amend or modify any other provisions under the 2004, 2005 and 2006 restricted stock awards, including, without limitation, the vesting period or performance criteria.

Deferral of 2004, 2005 and 2006 RSA Tandem Cash Bonuses.  In 2004, 2005 and 2006, in connection with the award of restricted stock awards, we agreed to pay Mr. Duda a cash bonus if we met certain financial targets measured as of the end of a three-year period. These cash bonuses do not qualify for an exception under Section 162(m) and will be included for purposes of calculating the $1 million cap in the year paid. Mr. Duda has deferred one hundred percent (100%) of these bonuses pursuant to our Deferred Compensation Plan. The bonuses are deferred until 2011, 2012 and 2013, respectively. It is currently anticipated that at such time, a substantial portion of Mr. Duda’s annual compensation would qualify for an exception under Section 162(m).

Amended Cash Bonus Agreement.  Pursuant to the 2003 Cash Bonus Agreement, Mr. Duda was entitled to two cash bonuses. The amount of the first cash bonus was to be determined by multiplying 100,000 by the value of our common stock in excess of $10.50 (the value of common stock on the date of Mr. Duda’s 2002 stock option grant). The bonus vested in 25% annual increments commencing in June 2003 and ending in June 2006. The amount of the second cash bonus was to be determined by multiplying 150,000 by the value of the common stock in excess of $11.44 (the value of common stock on the date of Mr. Duda’s 2003 stock option grant). The bonus vests in 25% annual increments commencing in July 2004 and ending in July 2007. Under the 2003 Cash Bonus Agreement, Mr. Duda was required to exercise all vested options under the 2002 and the 2003 grants prior to receiving any cash bonuses thereunder. Pursuant to Section 409A, any portion of the cash bonuses which were vested as of January 1, 2005 are grandfathered and not subject to Section 409A. The portions of the cash bonuses that were not vested as of that date are subject to Section 409A and, pursuant to the terms of the Cash Bonus Agreement, would subject Mr. Duda to an additional 20% tax on these bonus amounts.

In connection with addressing the issues outlined above, Mr. Duda agreed to elect to receive payment of all cash bonus amounts payable under the 2003 Cash Bonus Agreement that were vested as of January 1, 2005 and not subject to the provisions of Section 409A. In order to make this election, Mr. Duda was required to exercise all vested options under the 2002 and 2003 stock option grants (175,000 shares). The provision of Section 409A prohibited the amendment of the 2003 Cash Bonus Agreement to waive this condition without triggering the 20% additional tax. Mr. Duda exercised these options on April 4 and April 5, 2007, and subsequently sold the underlying 175,000 shares of common stock at a weighted average sale price of $15.32 per share. Also on April 6, 2007, Mr. Duda elected to receive a partial payment under the 2003 Cash Bonus Agreement. We and Mr. Duda agreed that for purposes of this payment and the payments pursuant to the Amended Cash Bonus Agreement described below, the value of our common stock would equal $15.32 per share, the weighted average sales price of the sale of the 175,000 shares. Pursuant to the terms of the Cash Bonus Agreement, these cash bonuses totaled $241,000 [($15.32 - $10.50) × 100,000 × 50%] and $145,500 [($15.32 - $11.44) × 150,000 × 25%],or $386,500 in the aggregate. These amounts were included for purposes of determining whether Mr. Duda’s compensation exceeded the $1 million limit in fiscal 2007.

We entered into an Amended Cash Bonus Agreement with Mr. Duda. Pursuant to the Amended Cash Bonus Agreement, we will pay Mr. Duda cash bonuses in the amount of $241,000 [($15.32-$10.50) × 100,000 × 50%] and $436,500 [($15.32-$11.44) × 150,000 × 75%], or $677,500 in the aggregate. These cash bonuses are payable on the earliest of the following: (i) May 15, 2009; (ii) the date of Mr. Duda’s termination of employment for any reason; or (iii) Mr. Duda’s death or disability; provided, however, that if, upon the payment date, the payment is not deductible by us under Section 162(m), the payment will be delayed until such time as it is deductible. In such case, the amount may be payable in one or more installments. Mr. Duda is not entitled to any other compensation pursuant to the Amended Cash Bonus Agreement. Amendment of the 2003 Cash Bonus Agreement eliminated variable accounting with respect to the 2003 Cash Bonus Agreement.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, our Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Paul G. Shelton, Chariman
Warren L. Batts
Darren M. Dawson
Isabelle C. Goossen
Christopher J. Hornung

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to or for the account of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the two fiscal years ended May 3, 2008.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	(1)($)	(2)($)	(3)($)	(3)($)	(4)($)	(5)($)	(1)($)

Donald W. Duda
President and Chief	2008	560,168	0	1,216,352	4,548	1,073,642	96,466	2,951,176
Executive Officer	2007	560,168	0	1,129,295	44,911	1,089,616	87,015	2,911,005

Douglas A. Koman
Chief Financial Officer,
Vice President,	2008	266,000	0	249,743	1,592	340,037	34,373	891,745
Corporate Finance	2007	258,232	0	218,812	17,166	334,379	27,558	856,147
Thomas D. Reynolds
Senior Vice President, Worldwide Automotive	2008	330,000	0	371,576	1,364	426,529	39,462	1,168,932
Operations	2007	320,000	40,000	269,635	13,471	307,147	126,822	1,077,075
Timothy Glandon
Vice President and
General Manager, North	2008	250,000	0	107,102	0	299,038	27,492	683,632
American Automotive	2007	220,000	30,000	60,297	0	148,030	19,257	477,584
Paul E. Whybrow* Vice President, Interconnect Products	2008	205,000	0	86,617	0	152,008	29,068	472,693

*	Mr. Whybrow was not a named executive officer in fiscal 2007.

(1)	Amounts reflect annual salary. Amounts actually paid in fiscal 2008 were slightly higher than the annual salary set forth in the table since fiscal 2008 included 53 weeks.

(2)	Amounts reflect a discretionary cash bonus granted in connection with significant involvement in the negotiation, due diligence and integration of the TouchSensor business.

(3)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended May 3, 2008 and April 28, 2007, in accordance with SFAS No. 123(R), and include amounts from awards granted in and prior to such fiscal years. Under SFAS No. 123(R), the fair value of these awards is recognized ratably over the vesting period. Details of the assumptions used in valuing these awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for such fiscal years.

(4)	Amounts include performance-based bonuses pursuant to the annual bonus plan. Pursuant to the annual bonus plan, the executive officers’ bonus amounts are based on fiscal sales and profit performance compared to budget and on achieving individual objectives. Bonuses are paid annually and are capped at 140% of the established target bonus amount. For the named executive officers other than Mr. Glandon, also includes amounts paid pursuant to tandem cash awards granted in connection with the grant of restricted stock. Amounts paid in fiscal 2008 relate to awards made in fiscal 2005 and amounts paid in fiscal 2007 relate to awards made in fiscal 2004. In connection with these restricted stock awards, we agreed to pay each such officer a cash bonus if we exceeded certain financial targets for revenue growth and return on invested capital, measured as of each fiscal year end. The amount of the cash bonuses was calculated by multiplying the number representing 50% of each officer’s respective earned and vested restricted stock award by the closing price of our common stock as of fiscal year end. Also includes amounts paid pursuant to our legacy Longevity Contingent Bonus Program. The Longevity Bonus Program awards a matching bonus equal to the amount of the current quarterly bonus, which will be considered as earned and payable in three years, provided that the participant is still employed and performance has been satisfactory. Commencing with fiscal year 2007, our Compensation Committee has determined that the named executive officers will not be eligible to receive future awards under the Longevity

Bonus Program. Amounts previously earned by these executives under the Longevity Bonus Program will continue to be paid through fiscal 2009. The chart below reflects the annual bonuses, the tandem cash awards and the Longevity Bonus Program payments for fiscal 2008 and 2007.

	Fiscal 2008			Fiscal 2007
		Tandem				Tandem
	Annual	Cash	Longevity	Annual		Cash		Longevity
	Bonus	Award	Bonus	Bonus		Award		Bonus

Mr. Duda	$448,000	$432,554	$193,088	$399,681		$410,020		$279,915
Mr. Koman	$182,000	$79,595	$78,442	$164,970		$75,444		$93,965
Mr. Reynolds	$204,800	$86,515	$135,214	$94,028		$64,783		$148,336
Mr. Glandon	$146,616	$0	$152,422	$65,588		$0		$82,442
Mr. Whybrow	$115,200	$17,308	$19,500		*		*		*

*	Mr. Whybrow was not a named executive officer in fiscal 2007. As such, amounts paid to Mr. Whybrow for fiscal 2007 pursuant to these plans are not included in this proxy statement.

(5)	Amounts included in All Other Compensation reflect the following for fiscal 2008:

					Aircraft			Dividend
		401(k)	Life	Car	Personal	Membership/	Executive	Replacement
Executive	Dividends	Contribution	Insurance	Allowance	Use*	Clubs	Physical	Bonus

Mr. Duda	$8,966	$6,900	$1,417	$9,600	$0	$550	$4,033	$65,000
Mr. Koman	$12,361	$6,900	$1,112	$9,600	$0	$1,450	$2,950	$0
Mr. Reynolds	$19,273	$6,900	$1,222	$9,000	$0	$0	$3,068	$0
Mr. Glandon	$6,348	$6,900	$236	$8,400	$636	$0	$4,972	$0
Mr. Whybrow	$4,641	$6,900	$798	$9,600	$0	$0	$7,128	$0

*	Reflects the aggregate incremental cost of personal use of the corporate aircraft. The aggregate incremental cost is based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the company-owned aircraft, and the cost of maintenance not related to these trips.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended May 3, 2008.

											Grant Date
											Fair Value
		Estimated Future Payouts Under						Estimated Future Payouts Under			of Stock
		Non-Equity Incentive Plan Awards						Equity Incentive Plan Awards(3)			and Option
	Grant	Threshold		Target		Maximum		Threshold	Target	Maximum	Awards
Name	Date	($)		($)		($)		(#)	(#)	(#)	(4)($)

Donald W. Duda	9/13/07	272,000	(1)	320,000	(1)	448,000	(1)	11,955	59,773	59,773	904,963
		0		0		452,489	(2)
Douglas A. Koman	9/13/07	110,500	(1)	130,000	(1)	182,000	(1)	2,989	14,943	14,943	226,237
		0		0		113,126	(2)
		95,200	(1)	160,000	(1)	204,800	(1)
Thomas D. Reynolds	9/13/07	0		0		226,237	(2)	5,977	29,886	29,886	452,474
Timothy R. Glandon	9/13/07	71,400	(1)	120,000	(1)	153,600	(1)	2,989	14,943	14,943	226,237
		0		0		113,126	(2)
		53,550	(1)	90,000	(1)	115,200	(1)
Paul E. Whybrow	9/13/07	0		0		113,126	(2)	2,989	14,943	14,943	226,237

(1)	Reflects cash incentive awards pursuant to the annual bonus plan. The executive officers’ bonus amounts are based on fiscal 2008 sales and profit performance compared to budget and on achieving individual management objectives. Bonuses are paid annually and are capped at 140% of the established target bonus amount. Amounts earned in fiscal 2008 by the executive officers under this plan are reported in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”

(2)	Reflects tandem cash awards granted in connection with the fiscal 2008 grant of restricted stock (see footnote 3 below). Pursuant to the awards, we agree to pay each such officer a cash bonus if we exceed certain financial targets for revenue growth and return on invested capital over a three-year period, measured as of May 1, 2010. The maximum amount of the tandem cash bonus will equal the product of the closing price of our common stock as of May 1, 2010, and 50% of each officer’s earned and vested restricted stock award.

(3)	Reflects restricted stock awards which vest on May 1, 2010 if we have met certain financial targets based upon revenue growth and return on invested capital. The restricted stock awards are entitled to payments of dividends.

(4)	Amounts represent the total fair value of restricted stock granted in fiscal 2008 under SFAS No. 123(R). Details of the assumptions used in valuing these equity awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 3, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at May 3, 2008.

	Option Awards					Stock Awards
							Equity
							Incentive
							Plan Awards:
						Equity Incentive	Market or
						Plan Awards:	Payout Value
	Number of		Number of			Number of	of Unearned
	Securities		Securities			Unearned	Shares, Units
	Underlying		Underlying			Shares, Units	or Other
	Unexercised		Unexercised	Option		or Other Rights That	Rights That
	Options		Options	Exercise	Option	Have Not	Have Not
	(#)		(#)	Price	Expiration	Vested	Vested
Name	Exercisable		Unexercisable	($)	Date	(3)(#)	($)

Donald W. Duda	29,413	(1)	0	17.658	3/1/2010	59,773	647,837
	100,000	(1)	0	6.350	5/3/2011	100,000	1,129,000
	25,000	(2)	0	11.440	7/3/2013

Douglas A. Koman	17,648	(1)	0	10.624	12/11/2010	14,943	168,706
	25,000	(1)	0	7.450	5/3/2011	23,000	259,670
	75,000	(2)	0	10.500	6/19/2011
	35,000	(2)	0	11.440	7/3/2013

Thomas D. Reynolds	12,000	(1)	0	8.530	11/19/2011	29,886	337,413
	30,000	(2)	0	10.500	6/10/2012	25,000	282,250
	30,000	(2)	0	11.440	7/3/2013

Timothy R. Glandon	2,500	(1)	0	11.440	8/1/2011	20,000	225,800
						14,943	168,706

Paul E. Whybrow						7,000	79,030
						14,943	168,706

(1)	These options vest 50% after one year and 100% after two years.

(2)	These options vest 25% after one year, 50% after two years, 75% after three years and 100% after four years.

(3)	These performance-based restricted stock awards vest as of the end of the third fiscal year following the grant date, provided certain financial targets are satisfied.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the vesting of restricted stock held by the named executive officers during the fiscal year ended May 3, 2008. None of the named executive officers exercised stock options during fiscal 2008.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)

Donald W. Duda	125,000	1,411,250
Douglas A. Koman	23,000	259,670
Thomas D. Reynolds	25,000	282,250
Timothy R. Glandon	533	6,018
Paul E. Whybrow	2,500	28,225

Nonqualified Deferred Compensation

The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for the fiscal year ended May 3, 2008.

		Registrant
	Executive	Contributions in	Aggregate	Aggregate
	Contributions	Last	Earnings (Loss)	Balance at
	in Last Fiscal Year	Fiscal Year	in Last Fiscal Year	Last Fiscal Year-End
Name	(1)($)	($)	($)	($)

Donald W. Duda	471,457	0	10,766	507,978
Douglas A. Koman	145,309	0	4,954	185,617
Thomas D. Reynolds	0	0	(50)	21,920
Timothy R. Glandon	0	0	1,611	29,706
Paul E. Whybrow	71,526	0	(5,589)	110,817

(1)	All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary, 100% of their annual bonus, and/or 100% of their RSA tandem cash bonus, with an aggregate minimum deferral of $3,000. The minimum period of deferral is three years. Participants are immediately 100% vested. All of our executive officers participate in the Deferred Compensation Plan.

In addition to employee-directed deferrals, we may be required to make contributions to a participant’s account in the Deferred Compensation Plan under a separate agreement, such as an employment agreement. We may also make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants shall vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2008.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment, or a change in control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to fifteen years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change of control of Methode. Our executive officers are entitled to these payments under their change of control agreements, our stock plans and certain other benefit plans. The amounts shown assume that such termination was effective as of May 2, 2008 (the last business day of our 2008 fiscal year), and reflect the price of our common stock on such date ($11.29). The tables below do not reflect amounts payable to our executive officers pursuant to plans or arrangements that are available generally to all of our salaried employees, such as payments under the 401(k) Plan, the life insurance plan, the disability insurance plan and the vacation pay policy, and payment of accrued base salary and accrued bonuses.

In the event of a change of control of Methode or the retirement (at or after 65, or after 55 with our consent), death or disability of an executive officer, the executive officer is entitled to the following:

•	payment of a pro rata portion of the annual performance-based cash bonus based on performance to date;

•	immediate vesting of a pro rata portion of the executive’s outstanding performance-based restricted stock awards based on performance to date;

•	payment of a pro rata portion of the cash bonus associated with the executive’s outstanding performance-based restricted stock awards based on performance to date;

•	continued payments under the Longevity Contingent Bonus Program pursuant to the original payment schedule; and

•	in certain cases, the executive’s account balance in the Deferred Compensation Plan (depending on the officer’s election under this plan).

If within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:

•	a lump sum payment in an amount equal to three times (two times in the case of Messrs. Reynolds, Glandon and Whybrow) the executive’s annual salary;

•	a lump sum cash bonus payment equal to the sum of the following amounts: (i) three times (two times in the case of Messrs. Reynolds, Glandon and Whybrow) the lesser of: (a) the executive’s target bonus amount for the fiscal year in which executive’s employment termination occurs, or (b) the bonus the executive earned in the prior fiscal year; plus (ii) all of executive’s unpaid, but accrued matching bonus pursuant to the Longevity Contingent Bonus Plan;

•	a gross-up payment to provide the executive officer with an amount, on an after-tax basis, equal to any excise taxes payable by the executive officer under the tax laws in connection with the payments described above; and

•	continued participation in our welfare benefit plans for three years (two years in the case of Messrs. Reynolds, Glandon and Whybrow) or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

In addition to the applicable benefits described above, in the event Mr. Duda’s employment terminates for any reason, he will receive one share of common stock for each outstanding and vested restricted stock unit.

Donald W. Duda

The following table shows the potential payments of additional benefits upon termination or a change of control of the Company for Donald W. Duda, our Chief Executive Officer. This table does not reflect (i) the continuation of quarterly payments during fiscal 2009 under our Longevity Contingent Bonus Program following death, disability or retirement ($165,600 in the aggregate) or (ii) amounts to be paid from our deferred compensation plan ($507,978) or the delivery of common stock underlying outstanding vested restricted stock units ($3,548,250 in value as of May 2, 2008) to Mr. Duda in the event of his termination from the Company under any and all circumstances.

		Change of Control
	Change of Control	on 5/2/08 and
	on 5/2/08 and	Executive Resigns	Death, Disability
	Executive’s	for Good Reason or	or Qualified
Benefits and Payments Upon	Employment	Is Terminated	Retirement on
Termination	Continues	Without Cause(1)	5/2/08

Salary Severance	$—	$1,680,504	$—
Bonus Severance	$—	$1,125,600	$—
Pro Rata Vesting of Restricted Stock Awards and Restricted Stock Units(2)	$977,613	$—	$977,613
Pro Rata Payment of Tandem Cash Bonus(2)	$388,309	$—	$388,309
Health and Welfare Benefits(3)	$—	$36,900	$—
Excise Tax & Gross-Up	$—	$1,551,729	$—

(1)	These amounts are in addition to amounts payable under the preceding column “Change of Control on 5/3/08 and Executive’s Employment Continues.”

(2)	For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which the acceleration is subject to the discretion of our Compensation Committee.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.

Douglas A. Koman

The following table shows the potential payments of additional benefits upon termination or a change of control of the Company for Douglas A. Koman, our Chief Financial Officer. This table does not reflect (i) the continuation of quarterly payments during fiscal 2009 under our Longevity Contingent Bonus Program following death, disability or retirement ($67,275 in the aggregate) or (ii) amounts to be paid from our deferred compensation plan to Mr. Koman in the event of his termination from the Company under any and all circumstances ($185,617).

		Change of Control
	Change of Control	on 5/2/08 and
	on 5/2/08 and	Executive Resigns	Death, Disability
	Executive’s	for Good Reason or	or Qualified
Benefits and Payments Upon	Employment	Is Terminated	Retirement on
Termination	Continues	Without Cause(1)	5/2/08

Salary Severance	$—	$797,999	$—
Bonus Severance	$—	$457,275	$—
Pro Rata Vesting of Restricted Stock Awards and Payout(2)	$320,357	$—	$320,357
Pro Rata Payment of Tandem Cash Bonus(2)	$114,720	$—	$114,720
Health and Welfare Benefits(3)	$—	$36,900	$—
Excise Tax & Gross-Up	$—	$617,714	$—

(1)	These amounts are in addition to amounts payable under the preceding column “Change of Control on 5/3/08 and Executive’s Employment Continues.”

(2)	For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which the acceleration is subject to the discretion of our Compensation Committee.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.

Thomas D. Reynolds

The following table shows the potential payments of additional benefits upon termination or a change of control of the Company for Thomas D. Reynolds, our Senior Vice President, Worldwide Automotive Operations. This table does not reflect (i) the continuation of quarterly payments during fiscal 2009 under our Longevity Contingent Bonus Program following death, disability or retirement ($94,677 in the aggregate) or (ii) amounts to be paid from our deferred compensation plan to Mr. Reynolds in the event of his termination from the Company under any and all circumstances ($21,969).

		Change of Control
	Change of Control	on 5/2/08 and
	on 5/2/08 and	Executive Resigns	Death, Disability
	Executive’s	for Good Reason or	or Qualified
Benefits and Payments Upon	Employment	Is Terminated	Retirement on
Termination	Continues	Without Cause(1)	5/2/08

Salary Severance	$—	$640,000	$—
Bonus Severance	$—	$414,697	$—
Pro Rata Vesting of Restricted Stock Awards and Payout(2)	$451,171	$—	$451,171
Pro Rata Payment of Tandem Cash Bonus(2)	$180,096	$—	$180,096
Health and Welfare Benefits(3)	$—	$24,600	$—
Excise Tax & Gross-Up	$—	$565,821	$—

(1)	These amounts are in addition to amounts payable under the preceding column “Change of Control on 5/3/08 and Executive’s Employment Continues.”

(2)	For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which the acceleration is subject to the discretion of our Compensation Committee.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.

Timothy R. Glandon

The following table shows the potential payments of additional benefits upon termination or a change of control of the Company for Timothy Glandon, our Vice President and General Manager, North American Automotive. This table does not reflect (i) the continuation of quarterly payments during fiscal 2009 under our Longevity Contingent Bonus Program following death, disability or retirement ($185,250 in the aggregate) or (ii) amounts to be paid from our deferred compensation plan to Mr. Glandon in the event of his termination from the Company under any and all circumstances ($29,706).

		Change of Control
	Change of Control	on 5/2/08 and
	on 5/2/08 and	Executive Resigns	Death, Disability
	Executive’s	for Good Reason or	or Qualified
Benefits and Payments Upon	Employment	Is Terminated	Retirement on
Termination	Continues	Without Cause(1)	5/2/08

Salary Severance	$—	$500,000	$—
Bonus Severance	$—	$425,250	$—
Pro Rata Vesting of Restricted Stock Awards and Payout(2)	$206,768	$—	$206,768
Pro Rata Payment of Tandem Cash Bonus(2)	$83,022	$—	$83,022
Health and Welfare Benefits(3)	$—	$24,600	$—
Excise Tax & Gross-Up	$—	$369,641	$—

(1)	These amounts are in addition to amounts payable under the preceding column “Change of Control on 5/3/08 and Executive’s Employment Continues.”

(2)	For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which the acceleration is subject to the discretion of our Compensation Committee.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.

Paul E. Whybrow

The following table shows the potential payments of additional benefits upon termination or a change of control of the Company for Paul Whybrow, our Vice President, Interconnect Products. This table does not reflect (i) the continuation of quarterly payments during fiscal 2009 under our Longevity Contingent Bonus Program following death, disability or retirement ($39,795 in the aggregate) or (ii) amounts to be paid from our deferred compensation plan to Mr. Whybrow in the event of his termination from the Company under any and all circumstances ($110,817).

		Change of Control
	Change of Control	on 5/2/08 and
	on 5/2/08 and	Executive Resigns	Death, Disability
	Executive’s	for Good Reason or	or Qualified
Benefits and Payments Upon	Employment	Is Terminated	Retirement on
Termination	Continues	Without Cause(1)	5/2/08

Salary Severance	$—	$410,000	$—
Bonus Severance	$—	$219,795	$—
Pro Rata Vesting of Restricted Stock Awards and Payout(2)	$108,922	$—	$108,922
Pro Rata Payment of Tandem Cash Bonus(2)	$46,476	$—	$46,476
Health and Welfare Benefits(3)	$—	$24,600	$—

(1)	These amounts are in addition to amounts payable under the preceding column “Change of Control on 5/3/08 and Executive’s Employment Continues.”

(2)	For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which the acceleration is subject to the discretion of our Compensation Committee.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2008, there were no delinquent reports. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the Securities and Exchange Commission.

Shareholder Proposals

Our Corporate Secretary must receive shareholder proposals no later than April 13, 2009 to be considered for inclusion in our proxy materials for our next annual meeting. Additionally, our advance notice by-law provisions require that any shareholder proposal to be presented from the floor of the next annual meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 18, 2009 (the first anniversary of the preceding year’s annual meeting). If the date of our next annual meeting is more than 30 days before or more than 60 days after September 18, 2009, shareholder proposals must be delivered no earlier than the 90th day prior to such annual meeting date and not later than the later of the 60th day prior to such annual meeting date or the 10th day following our public announcement of the meeting date for such annual meeting. Also, such proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting and must contain the information required by the advance notice by-law provision. These notices should be directed to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.

Additional Information

A copy of our Annual Report on Form 10-K for the fiscal year ended May 3, 2008, as filed with the Securities and Exchange Commission, will be provided to shareholders without charge upon written request directed to Investor Relations, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706.

Other Matters

Neither our board of directors nor management knows of any other business that will be presented at the annual meeting. Should any other business properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Warren L. Batts
Chairman

Chicago, Illinois
August 11, 2008

METHODE ELECTRONICS, INC.
COMMON STOCK
PROXY
FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF
METHODE ELECTRONICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned hereby appoints Warren L. Batts, Donald W. Duda and Douglas A. Koman, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held on Thursday, September 18, 2008 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement thereof.
     This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
Vote On Proposal One
1.	The election of the following nominees as directors: 01) Walter J. Aspatore, 02) Warren L. Batts, 03) J. Edward Colgate, 04) Darren M. Dawson, 05) Donald W. Duda, 06) Isabelle C. Goossen, 07) Christopher J. Hornung, 08) Paul G. Shelton and 09) Lawrence B. Skatoff.

FOR ALL	WITHHOLD	FOR ALL	To withhold authority
	ALL	EXCEPT	to vote for any individual nominee(s), mark
“FOR ALL EXCEPT” and write the
number(s) of the nominee(s) on the line
below.
☐	☐	☐
Vote on Proposal Two
2.	The ratification of the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 2, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐

IMPORTANT — PLEASE VOTE, SIGN AND RETURN PROMPTLY. When there is more than one owner of shares, both should sign. Signatures should correspond with names printed on this proxy card. When signing as an attorney, executor, administrator, trustee, or guardian, please add your full title as such. If a corporation, please sign in full corporate name, and this proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Dated:
[Please sign within box]

Signature (Joint Owners)	Dated:

METHODE ELECTRONICS, INC.
7401 West Wilson Avenue, Chicago, IL 60706
If you grant a proxy by telephone or the Internet,
DO NOT mail back the proxy card.
THANK YOU FOR VOTING!
YOU CAN GRANT YOUR PROXY BY TELEPHONE OR INTERNET!
Methode Electronics, Inc. encourages you to take advantage of convenient ways to vote these shares. If voting by proxy, you may grant a proxy by mail, or choose one of the two methods described below. Your telephone or Internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To grant your proxy by telephone or Internet, read the annual meeting proxy statement and then follow these easy steps:
Grant your proxy by Internet — www.proxyvote.com
Use the Internet to transmit your voting instructions for electronic delivery of information up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Grant your proxy by phone — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the simple instructions the vote voice provides you.
Grant your proxy by mail
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Methode Electronics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Methode Electronics, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.